Exhibit 99.1

Media and Investor Contact:

Wendy Kelley

investorrelations@wd40.com

619-275-9304

WD-40 Company Announces Board Changes

SAN DIEGO – October 12, 2020 ― WD-40 Company (NASDAQ:WDFC) announced today that Neal E. Schmale and Daniel E. Pittard will retire from its board of directors as of the date of its next annual meeting of stockholders, which is scheduled for Tuesday, December 8, 2020.  In addition, the Company announced that Lara L. Lee has been nominated for election as a director.

In connection with Mr. Schmale’s retirement, the board has appointed Gregory A. Sandfort to serve as lead independent director, effective immediately.

"We look forward to having Lara join our board and benefiting from her diverse international management and marketing experience,” said Garry Ridge, chairman and chief executive officer of WD-40 Company. “Moreover, we are delighted that Greg has agreed to take on the additional responsibilities of lead director.  Greg has served on our board for over nine years and has consistently demonstrated commitment to the highest standards of governance practices.”

“I'd like to also acknowledge our two board members who will not stand for reelection this year, Neal and Dan.  I want to extend my thanks on behalf of the entire board of directors for their many contributions to the Company's success," concluded Ridge.

Ms. Lee most recently served as president of Orchard Supply Hardware, a subsidiary of Lowe’s Companies, Inc.  Additional details regarding Ms. Lee’s experience will be included in the Company’s 2020 proxy statement for the annual meeting of stockholders, expected to be filed with the Securities Exchange Commission and first mailed to stockholders on or about October 29, 2020.

Mr. Pittard has served as a director for 5 years.  Mr. Schmale has served as a director for 20 years, having previously served as chairman of the board from 2004 to 2016.  He was designated to serve as lead independent director in December 2019.

WD-40 Company’s board will be composed of 10 directors, six men and four women, effective as of the annual meeting of stockholders which is scheduled to take place virtually on December 8, 2020.

Correction: In the published version of this press release the Company referred to Ms. Lee’s position at Lowe’s Companies, Inc. as business unit president of Lowe’s Home Improvement.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $423.4 million in fiscal year 2019 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

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